Exhibit 99.1

Anthera Pharmaceuticals Announces Second Closing of $15 Million Private Placement Offering

HAYWARD, Calif., January 9, 2018 (GLOBE NEWSWIRE) -- Anthera Pharmaceuticals, Inc. (Nasdaq:ANTH) today announced that it has completed the second closing of the private placement of its equity securities (“PIPE”) with certain institutional and accredited investors.  The PIPE transaction was previously announced in October 2017.

The PIPE transaction was structured with two closings.  Anthera received gross proceeds of approximately $2.88 million at the initial closing.  The second closing generated additional gross proceeds of approximately $12.12 million, for an aggregate of approximately $15.0 million in gross proceeds from the PIPE transaction.

Anthera continues to execute on its Phase 3 RESULT clinical study of SOLLPURA in patients with exocrine pancreatic insufficiency caused by cystic fibrosis and remains on track to report topline data in the first quarter of 2018.

Piper Jaffray & Co. acted as sole placement agent for the PIPE transaction.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on developing products to treat serious and life-threatening diseases, including exocrine pancreatic insufficiency and B-cell associated renal diseases.  Additional information on Anthera can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   Such statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to those set forth in Anthera's public filings with the SEC, including Anthera's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT:

Investor Relations of Anthera Pharmaceuticals, Inc.
ir@anthera.com

For Media Inquiries:
Frannie Marmorstein, 305-567-0821
frannie.marmorstein@rbbcommunications.com

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Source: Anthera Pharmaceuticals, Inc.